UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

TUSCAN GARDENS SENIOR LIVING

COMMUNITIES, INC.

Florida	6500	38-4088423
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

Larry Pino

Chief Executive Officer

99 S. New York Avenue

Winter Park, FL 32789

Telephone: 407-206-6577

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Please send copies of all correspondence to:

Pino Nicholson PLLC

99 S. New York Avenue

Winter Park, FL 32789

Telephone: 407-206-6577

Email: ljp@PinoNicholsonLaw.com

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

FOR THE YEARS ENDED DECEMBER 31, 2021 AND

DECEMBER 31, 2020

PART II.

Forward-Looking Statements

The following information contains certain forward-looking statements. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as “may,” “could,” “expect,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “possible,” “should,” “continue,” or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward- looking statements.

ITEM 1. BUSINESS

Overview

The Company was organized to invest in wholly-owned subsidiaries that develop (“Development Projects”), acquire (“Acquisition Projects”), or convert other real estate properties including hotels (“Conversion Projects”) into senior living rental communities ranging from $15,000,000 to $100,000,000 per community, consisting of independent living, assisted living and/or memory care for approximately fifty (50) to two-hundred and fifty (250) residents (“Company Properties”). The Company’s primary focus for purposes of Development Projects will be on southeastern markets, and for purposes of Acquisition Projects and Conversion Projects will be on national markets, that it considers to have favorable risk-return characteristics. The Company, operating through wholly-owned special purpose entities (“SPE”) as real estate owner-operators, intends to create, operate and hold a portfolio of Company Properties on a long-term basis, approximating seven years, and ultimately dispose of them to generate revenue for the Company. The Company is not a registered broker-dealer, an investment adviser, or a funding platform.

In order to achieve this objective, the Company regularly reviews opportunities for the acquisition or development of Company Properties.

Project Evaluation Criteria

The Company’s development focus on southeastern domestic markets, and acquisition and conversion focus on national markets, where demographics and competitive supply, offer the potential to achieve attractive returns. The Company intends to identify opportunities that financially benefit from the favorable demographic shift associated with the “aging of America”.

The Company’s diligence includes an evaluation of a potential project’s desirability based on: (1) overall market depth for senior living communities based on the age, need, and income qualified population in the property’s primary market area, (2) current and future market penetration based on current and forecast supply relative to the market depth, (3) household income and average home sale prices as these are the primary sources from which residents of Company Properties fund their living expenses, (4) five year forecast growth rate for senior population, and (5) the market position of the potential project relative to competitor price and quality. Once a project passes the Company’s preliminary due diligence, financial risks and returns are modeled to determine if the project is able to meet its financial projections and achieve Company return targets. This includes stress testing and sensitivity analyses on projected cash flows using financial models to gauge the project’s financial strength, rate sensitivity, occupancy and lease-up sensitivity, and exit capitalization rate sensitivity.

Other project evaluation criteria include the following:

•	Geography: Urban and suburban neighborhood throughout i) the southeastern United States for purposes of development, and ii) the United States for purposes of acquisition and conversion.

•	Investment target size (per project): Senior living rental communities ranging from $15,000,000 to $100,000,000 per community, consisting of independent living, assisted living and/or memory care for approximately fifty (50) to two-hundred and fifty (250) residents.

•	Maturity: Maturity is flexible and may range between three and seven years, at which point the ownership interest is intended to be liquidated (equity) or the principal is expected to be repaid in full (debt). In some cases, equity products may include contractual mechanisms in order to facilitate an earlier exit for Investors.

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•	Returns: The Company will seek to pursue Development Projects, Acquisition Projects, and Conversion Projects that have the potential to provide ongoing income to Investors in the Preferred Shares, paid or accrued monthly based on an 8.0% cumulative, non-compounded annual return on $1,000.00 par value (“Preferred Dividend”), plus potential capital appreciation through additional dividends (“Special Dividends”) based on fifty (50%) percent participation in the net proceeds generated by the Company from the Holdco disposition of Company Properties. However, as the Offering is a blind pool and the Company has no track record, there can be no guarantee that such returns can or will be achieved.

In order to achieve targeted returns, the Company typically seeks to develop to a stabilized unleveraged yield of 250 basis points greater than underwritten exit capitalization rates, acquire properties with an underwritten stabilized net operating income at anticipated disposition of 200 basis points greater than underwritten exit capitalization rates, and convert other real estate properties including hotels with an underwritten stabilized net operating income at anticipated disposition of 225 basis points greater than underwritten exit capitalization rates.

Expansion of Company Focus to include the Mid-Market in Addition to the Class A Luxury Segment

The Company intends to build upon Management’s experience developing, acquiring, and operating Sponsor Affiliate luxury Class A senior living communities, by continuing to focus on the development of luxury, Class A senior living communities in southeastern markets, as well as expanding on a national basis into the underserved mid-market segment that offers greater affordability in response to an emerging social crisis for aging Americans unable to afford $5,000 or more for senior living communities.

This growing, underserved mid-market segment known as “the missing middle” represents a demographic segment that can neither afford Class A luxury senior living communities, nor is eligible for government income-based subsidies that are available to residents of low-income senior living communities. By pursuing cost-effective acquisitions, and conversions of other real estate properties including hotels for adaptive reuse into senior living rental communities to serve this market segment on a national basis, Management believes it can provide a compelling, differentiated offering to residents that i) satisfies their need for safety and care, ii) provides a positive resident experience at more affordable levels than the development or acquisition of purpose-built senior living communities, and iii) achieves operating margins that are consistent with Sponsor Affiliate properties through reduced marketing costs due to shorter lease-up periods driven by favorable demand elasticity at lower monthly rates.

Leverage of Strategic Relationships

The Sponsor, Asset Manager and Advisor have forged numerous strategic relationships with market leaders in the senior living arena that will be engaged by the Company as appropriate on a community specific basis. This group of highly-qualified, key strategic vendors includes but is not limited to, the following:

(i)	Bessolo Design Group. Bessolo Design Group is the Architect for Tuscan Gardens of Venetia Bay. Its services included architectural design of the memory care and assisted living facilities, as well as the design of the fountains, landscape and irrigation, the low voltage system, Security, Cable Television, Computer Audiovisual system, as well as mechanical, plumbing and structural engineering.

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(ii)	Baker Barrios Architects. Baker Barrios Architects is among the most innovative commercial architecture and design firms in the Southeast. The company has been in business over two decades and has offices in downtown Orlando. The company provides architecture, interior design, planning, landscape architecture, brand strategy and communications, and structural engineering. The company is currently providing services with respect to Tuscan Gardens of Palm Coast.

(iii)	5G Studio Collaborative. 5G Studio Collaborative is the architecture firm for Tuscan Gardens of Delray Beach. The company was founded in 2005 to expand the parameters of design beyond traditional architectural practice. With projects in over 10 different countries, the company provides an array of design services.

(iv)	Mosaic Design Studio. Mosaic Design Studio specializes in design projects related to senior living and independent care communities. Mosaic developed its own line of furniture especially for these types of facilities and designs interiors to suit the needs of the residents and to positively influence all who use the space. Mosaic designed the furniture plans and decorative lighting plans for the Tuscan Gardens of Venetia Bay Welcome Center and the Office.

(v)	Core Construction Services. Core Construction Services provides the high-quality services of a nationwide leader while using a local workforce to create customized buildings. The company constructed Crane’s View Lodge and is the contractor for Tuscan Gardens of Venetia Bay, Tuscan Gardens of Palm Coast, and Tuscan Gardens of Forest Acres.

(vi)	SageAge Strategies. SageAge Strategies is a senior living marketing and business consulting firm. Having been in business for 30 years, it has produced results for more than 400 retirement communities and senior service providers. As a result, SageAge has received numerous national and international honors for excellence and achievement from a variety of organizations. Its services include consulting, market research, creative, technology, online marketing, and media and direct marketing. SageAge is currently providing strategic branding, marketing, public relations, online marketing and sales management support services for affiliates of the Company.

(vii)	Oracle Healthcare Property Advisers. Oracle Healthcare Property Advisors provides objective and reliable appraisals and market studies to the seniors housing and healthcare real estate industry. Its market feasibility services are used by the Company for market selection, competitive analysis, rate/pricing determination, and appraisals.

Operation of Company Properties

The Company’s Management will rely on the Advisor’s recommendations for the acquisition and purchase of Company Properties. The Asset Manager will oversee the day to day operation of communities by the Community Manager to ensure underwritten operational quality and financial results are achieved.

In order to assure the successful operation of Company Properties, the Asset Manager, in its capacity as asset manager for the Company, typically focuses on the following areas on an ongoing basis following licensure of Development Projects, Acquisition Projects, or Acquired Projects:

1.	Immediately identify issues and prioritize areas to improve overall performance of the properties

2.	Deploy three-pronged transformation plan (staff evaluation, resident experience, marketing effectiveness) through full-time Regional Director(s) of Operations working with the Community Manager

3.	Ongoing data-driven performance improvement though Key Performance Indicator (“KPI”) management systems to ensure effectiveness of staff, resident satisfaction, and marketing performance.

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Specific Improvement Initiatives include:

Staffing Reorganization

1.	Evaluate Current Staff and Facility Needs
a.	Evaluate current levels of staffing and augment, reduce, replace as necessary
b.	Execution bolstered by a dedicated, full-time Regional Director of Operations reporting to Asset Manager

2.	Update Staff Processes and Protocols
a.	Regular on-site meetings to align and update staff on the needs of the facility
b.	Monthly review of menus, proposed activities, community association suggestions, and audit of Roundtable Resident Synopsis
c.	Quarterly employee review process
d.	Daily Care Incident Reporting Reviews
e.	Weekly engagement with TG corporate office including consistent TG management presence ,daily review of Flash Reports and weekly on-site sales and marketing reviews

3.	Organizational Development
a.	Annual market compensation review and annual calibration
b.	New associate orientation programming
c.	Quarterly associate training programs
d.	Performance agreements and evaluations
e.	Re-training all senior leadership on clinical acuity assessment, empathy training, and hospitality protocols to ensure an optimum balance of care delivery and resident experience

4.	Differentiate through Resident Experience
a.	Research-Based Memory Care
b.	Implement research-based proprietary memory care programming and add a dedicated MC Director and MC Program Manager
c.	Ongoing Review of Level of Care
d.	Ongoing conversations (vs. periodic evaluations) with residents and their adult children as well as assessments to identify changes in level of care and properly charge for services to eliminate revenue leakage and management risk
e.	Improve medication regimens, reduce falls, evaluate acuity levels, and reduce recidivism rate to hospitals and rehabilitation facilities
f.	Improve Programming and Dietary Offerings
g.	Implement resident satisfaction (and adult children decision makers) assessments to generate leading-indicators in areas that need management attention
h.	Increase care service offerings to include hospice and respite
i.	Incorporate exceptional programming such as monthly food-based experiences and field trips to dinner, theaters or other venues, all day dining, lifelong learning opportunities, yoga, performing arts etc. (constantly evolving based on each community residents’ preferences)
j.	Leverage local community for monthly events such as fine arts exhibit, recitals, piano recitals, car shows
k.	Highlight resident stories for community engagement and involvement
l.	Incorporate monthly community town hall meetings with local residents, referral network, and key stakeholders (i.e. medical community and caregivers) to enhance market presence and receive feedback on opportunities for improvement

5.	One-time Capex – typically $200,000 per acquired property will be required to rejuvenate the assets. A more detailed assessment will be made by Mosaic Ltd., a recognized FF&E and interior design leader in the senior living space

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6.	Marketing Strategy
a.	Branded Event Marketing
b.	Incorporate aggressive branded event marketing
c.	Monthly events directed to community referral sources (i.e. medical community and caregivers)
d.	Monthly events directed to local residents, prospects, Power of Attorney (POA) and family members
e.	Associate and Resident Referral Program
f.	Implement associate and resident referral program
g.	Monthly associate and resident community referral award event
h.	$1,000 cash referral bonus (doubles as a resident activity of interest)
i.	Community Networking
j.	Realtor Targeting

7.	Other Improvements
a.	Revenue Enhancement
i.	Additional focus on increasing and expanding revenue from the resident and associate population
ii.	Accelerate collection of accounts and implement auto-pay with all past-due residents
iii.	Suite Configuration
iv.	Review pricing strategy based on market demand/occupancy for each suite type (e.g. 1 BDR vs. 2 BDR)
v.	Address “Friendship Suite” rate strategy (combining residents into semi-private rooms) immediately to shift these deeply discounted rates (up to 48% off published rates) to 20% premiums
b.	Synergies
i.	As the Company continues to scale its platform, it will benefit from synergies from management systems, Regional Director(s) of Operations and outside vendors
1.	Use of regional vendors to enhance resident experience (e.g. farm to table) and referrals
2.	Staff cross training, interim coverage (holidays, turnover) and best practice pollination
3.	Retention though a culture of family feel vs. institutional employment
c.	Management Systems
i.	Additional clinical, CRM, and accounting systems assessment will be provided as part of the detailed due diligence plan to be prepared with Sage Age, and the Asset Manager prior to closing

Financial Performance of Company Properties

The Company targets developments and acquisitions that generate a leveraged internal rate of return (“IRR”) of 20% or more based on underwritten occupancy of 93%, annual rate growth (3%), and operating margins (35-36%). Based on market demand and competitiveness of each Company Property, the Company incentives its regional community manager to outperform against underwriting and is bonused on the achievement of stretch goals typically set at 95%+ occupancy, and 4-6% annual rate growth, and target operating margins of 40%.

Risk Analysis

Prior to proceeding to acquire or develop a potential property, the Company reviews the following potential risks:

1.	Contingencies: Environmental, Zoning, Title, and Survey contingencies. Full review financial of performance through rent rolls etc.

2.	Property Condition Report: A PCR is typically ordered as part of due diligence.

3.	FF&E Improvements: assess and recommend improvements to the FF&E.

4.	Financing: A financing contingency for each transaction is typically provided.

5.	Appraisal: Typically required by lender, provides additional comfort to underwriting.

6.	Supply Risk – based on increasing land prices and entitlement challenges in the PMA and vicinity, the risk of a new entrant coming in at a market basis and seeking development returns would result in rates well in excess of those currently forecast for the next five years.

7.	Occupancy Risks: Average length of stay, departures per month due to natural causes.

8.	Rental Rate Risk: Market occupancy and rates may result in short-term pricing premiums or challenges at any given time.

9.	Interest Rate Risk: If there is a significant rise in LIBOR rates the returns could be lower than projected.

10.	Execution Risk: project specific concerns, if any.

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Ongoing Operations

Based on the foregoing, the Company intends to operate Company Properties through a Community Manager in a manner which is consistent with Sponsor and Sponsor Affilates’ operation of Tuscan Gardens at Venetia Bay. Details of this project are available on the Municipal Securities Rulemaking Board (“MSRB”) Electronic Municipal Market Access (“EMMA”) Website https://emma.msrb.org/IssueView/Details/EA357818

Material Definitive Agreement

                   The Company entered into a Material Definitive Agreement as more fully disclosed on Form 1-U filed with the Commission on December 31, 2020, which provided the following disclosures:

On December 31, 2020, the Company entered into a definitive agreement (the “Agreement”) with an affiliated entity, Tuscan Gardens Intermediate Fund, Inc. (the “Fund”) whereunder the Company agreed to merge with the Fund (the “Transaction”), and in so doing, issued 9,991 Class A non-voting preferred shares ($1,000 par value) for an aggregate consideration of $9,991,000 (the “Exchange Amount”) to the shareholders of the Fund (the “Fund Shareholders”) in exchange for their preferred stock interests in the Fund (the “Fund Preferred Shares”) in reliance upon the private placement exemption from registration under Section 4(a)(2) of the Securities Act.

Impact on the Company’s Business Plan and Plan of Operations

Under the Agreement, the Company has acquired the entirety of their Fund Preferred Shares, and as a result became the majority, indirect owner of those certain Senior Living communities known as Tuscan Gardens of Venetia Bay (“Venetia Bay”), Tuscan Gardens of Palm Coast (“Palm Coast”), and Tuscan Gardens of Delray Beach (“Delray Beach”), (collectively, the “Tuscan Communities”) that were indirectly owned by the Fund, and as a result of the Transaction, the Tuscan Communities are now indirectly held by the Company. Details of this Tuscan Communities are available on the Municipal Securities Rulemaking Board (“MSRB”) Electronic Municipal Market Access (“EMMA”) Website for Venetia Bay (https://emma.msrb.org/IssueView/Details/EA357818), Palm Coast (https://emma.msrb.org/IssueView/Details/ER380611), and Delray Beach (https://emma.msrb.org/IssueView/Details/ES391373), respectively.

As a result of the Coronavirus-19 (“COVID-19”), material, adverse effects on the Senior Living industry, including the risks disclosed in the Company’s April 13, 2020 253(g)(2) filing of its Supplement No. 1 to the Offering Circular qualified November 25, 2019, the Company believes that its business plan, as previously disclosed, to invest in wholly-owned subsidiaries that develop (“Development Projects”), acquire (“Acquisition Projects”), or convert other real estate properties including hotels (“Conversion Projects”) into Senior Living rental communities ranging from $15,000,000 to $100,000,000 per community continues to be sound; however, based upon the information hereinbelow set out, Senior Living communities may be acquired by the Company for less than $15,000,000.

To that end, as a result of COVID-19, acquisitions such as, and including the Tuscan Communities, are likely to be in the form of value-add or distressed assets, rather than performing assets, in light of the reduction in revenue and increases to operating costs during 2020 and the foreseeable future. As a result, the Company believes that Senior Living communities are, and will continue to be, under-valued relative to their long-term potential value, and therefore offer prospective returns that management believes are consistent with the Company’s business plan.

However, investors should note, that due to the yet to be quantified, but evident material adverse effects of COVID-19 on revenue and operating costs within the Senior Living Industry, further value impairment of acquired assets, including the Tuscan Communities, may occur prior to the ultimate realization of their potential future value.

Since the Tuscan Communities currently do not generate any operating cashflow, and are in forbearance with respect to their debt obligations, the Company does not anticipate any near-term positive operational cashflow to be generated from the Transaction. Furthermore, the Company recognizes that it may need to advance working capital in support of the Tuscan Communities operations until such time, if any, that recapitalization of the Tuscan Communities were to occur.

Investors should note that the potential to realize near-term value through recapitalization of the Tuscan Communities, or long-term value realization once the Senior Living industry has recovered from the effects of COVID-19 may not occur. In which case, should recapitalization of the Tuscan Communities not be achievable, or creditors of the Tuscan Communities not continue to provide forbearance, the Tuscan Communities would be subject to foreclosure, thus fully impairing the value of the Exchange Amount issued by the Company under the Transaction.

Notwithstanding this objective, the prior performance of the Sponsor, Sponsor Affiliates, and their respective affiliated entities may not predict the future performance of the Company and its affiliated entities or the return on an investment in the Preferred Shares. Therefore, there is no assurance that the Company will achieve its investment objectives or that the Preferred Dividend and/or cash distributions will be paid to the holders of Preferred Shares.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company commenced operations by virtue of its issuance of 9,991 shares to the shareholders of, and merger with (the “Merger”), a Company affiliate, Tuscan Gardens Intermediate Fund, Inc. (“TGIF Inc.”).

As the result of the share exchange with the shareholders of, and subsequent merger with TGIF Inc., the Company owns 100% of the non-voting, preferred membership interests in Tuscan Gardens of Venetia Bay, LLC, Tuscan Gardens of Palm Coast, LLC and Tuscan Gardens of Delray Beach, LLC, (collectively, the “TG Holdcos”) which commenced operations in November 2016, November 2018, and September 2020 respectively.

The Company has included financial and operational analysis of the TG Holdcos, and their underlying communities’ operations as part of this Analysis of Financial Condition and Results of Operations so that investors may have a fuller understanding of the TG Holdcos’ ability to pay dividends to the Company in connection with its non-voting preferred membership interests in the TG Holdcos. Investors should note that the Company is only entitled to a quarterly 8% dividend, payable only if the properties generate sufficient cash to distribute. As such the information about the TG Holdcos is only meant to provide insight into the TG Holdcos' ability to pay that dividend.

As a result the Company is providing the following discussion and analysis of financial condition and results of operations:

As outlined under the Company Structure section herein, the TG Holdcos each own 100% of their respective Propco’s and Opco’s. The Propco’s and Opco’s are known as “Obligors” under each TG Holdco’s tax exempt, non-recourse bond financing (“Bond Financing”). The Obligors are responsible for approximately $130,735,000 of non-recourse, debt under the Bond Financing as follows:

Tuscan Gardens of Venetia Bay	$35,510,000
Tuscan Gardens of Palm Coast	$43,775,000
Tuscan Gardens of Delray Beach	$51,450,000
Total	$130,735,000

The Company, as owner of Preferred Membership Interests in the TG Holdcos, is not responsible for any of the debt obligations of the Obligors. Furthermore, Tuscan Gardens Capital Partners, LLC (“TG Capital Partners”), as sole common voting member of each of the TG Holdcos, is not responsible for any portion of the Obligors non-recourse debt.

Investors should note that information contained in linked material is not intended to be part of the Offering circular, yet the Company believes that i) all information material to investors has been included in this Offering Circular, and ii) that while linked material is not considered part of the Offering, the Issuer, to the best of its knowledge believes that they are accurate and complete in all material respects.

Tuscan Gardens of Venetia Bay Bond Financing

The interest rates and other terms under the Venetia Bay are reflected in the Official Statement which is available on the Municipal Securities Rulemaking Board (“MSRB”) Electronic Municipal Market Access (“EMMA”) at https://emma.msrb.org/IssueView/Details/EA357818.

The interest rates range from 6.125% to 8.625%.

As of October 1, 2021, Venetia Bay was, as a result of the devasting effects of COVID-19, in default of its Bond Financing due to insufficient free cash flow from operations and its resulting inability to pay semi-annual $1,207,406.25 interest, and $335,000 principal payments that were due on that date, occupancy requirements, cash on hand requirements, and other performance requirements. It should be noted that Venetia Bay was previously in default for non-payment of the April 1, 2021 semi-annual payment obligations, and that they were previously paid in full from reserve funds held by US Bank, as Master Trustee, but the October 1, 2021 semi-annual payment obligations were not paid on October 1, 2021, and remain unpaid at this time.

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The Master Trustee posted a notice on EMMA on October 1, 2021 (https://emma.msrb.org/P21502791-P21163132-P21578096.pdf) outlining the details of all current defaults under the Venetia Bay Bond Financing, including inter alia the Obligated Group’s a) Failures to Make Payments Due on Obligations No. 1, No. 2 and No. 3 payments due for interest and principal, b) Failure to Make Payment of Interest Due on Series A Bonds and Series B Bonds, c) Failure to Make Payment of Principal Due on Series B Bonds, d) Failure to Make Payment of the Fees and Expenses of the Trustee, e) Failure to Restore the Debt Service Reserve Fund, f) Failure to Subordinate One-Half of Manager’s Fee, g) Failure to Maintain Long-Term Debt Service Coverage Ratio, h) Failure to Meet Days Cash on Hand Requirement, and i) Failure to Meet Occupancy Requirement.

Since the foregoing potential liabilities arise from subsequent events occurring after the issuance of the December 31, 2020 audited financial statements for Tuscan Gardens of Venetia Bay Properties, LLC and Tuscan Gardens of Venetia Bay Management Company, LLC (collectively the “VB Obligors”) they are not included. Investors should note the following in their review of the VB Obligors December 31, 2020 audited financial statements:

1)	All unpaid interest has been accrued and reflected as current liabilities in each of the VB Obligors’ December 31, 2020 audited financial statements.
2)	As the VB Obligors have no obligation to replenish Debt Service Reserve Funds or other reserves, no further liability has been reflected.
3)	No claims have been made by the Master Trustee for acceleration or penalties, therefore any assessment of the probability that any such potential claims would be enforceable cannot be determined. Nonetheless, Investors should consider the possibility that the Master Trustee can pursue remedies including the full acceleration of amounts payable under the Bond Financing, and the possibility that such an acceleration, along with default interest to the greatest extent under law could result in a judgment in favor of the Master Trustee and an ensuing impairment, and potential 100% write off of the Company’s investment in the VB Holdco.

Prospective investors are encouraged to read the more detailed disclosures as additional information published by the Obligated Group on EMMA regarding various operational and financial matters relative relative to the Venetia Bay Bondholders (https://emma.msrb.org/IssueView/Details/EA357818),

Since the foregoing amounts due are obligations of the TG Holdco, not the Company, and the Company does not produce combined nor consolidated financial statements, they are not reflected in Company financial statements, but are reflected in TG Holdco Balance Sheets under Bond Payable.

Should the aforementioned defaults remain uncured, the trustee, subject to prior approval by 60% of the Bondholders, would be fully within its rights to pursue foreclosure of the Venetia Bay property, which could ultimately result in the TG Holdco’s loss of the property and the Company’s loss of its investment in Tuscan Gardens of Venetia Bay, LLC. While discussions with Bondholders remain constructive, and tantamount to an informal forbearance of their claims for unpaid amounts due under the Bond Payable, investors should note that the Master Trustee has noticed a reservation of the rights of the majority (i.e. 60% of) Bondholders’ to direct the Master Trustee to i) make a distribution from various reserve accounts, and ii) exercise its rights and remedies as a consequence of the various defaults.

While there is no indication that the Bondholders wish to pursue foreclosure or take any action under such reservation of rights against the Obligated Group, investors should note that this remains a possibility and in the event of a foreclosure could ultimately result in the TG Holdco’s loss of the property and the Company’s loss of its investment in Tuscan Gardens of Venetia Bay, LLC.

The terms of the Venetia Bay Bond Financing provide the Master Trustee with various rights, including the ability to foreclose on and liquidate the property, there has been no formal or informal indication of such an intent. As such Management believes that the Master Trustee is operating under an informal forbearance, and that controlling bondholders share Management’s view that the ongoing improvement to operations, and potential for a HUD or other refinancing of the Venetia Bay Bond Financing represents the best opportunity for bondholder repayment.

This is further reinforced by ongoing operational improvements as indicated in the most recent financial statements for the month ending September 30, 2021, indicating 88% or 119 unit occupancy levels and net operating income of approximately $123,000, representing a return to pre-COVID levels.

Management continues to explore opportunities for alternative financing at lower interest rates with money center banks and other capital sources, but at this time has yet to reach any definitive terms. While management believes that this refunding will occur prior to December 31, 2022, investors should note that it remains prospective, and until and unless completed should use current Venetia Bay Bond Financing obligations for any determination of the VB Holdco’s ability to fund distributions to the Company under its preferred membership investment in the VB Holdco.

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Details of the events of default can be found on the continuing disclosure section of the EMMA website https://emma.msrb.org/P31415187-P31100381-P31510240.pdf.

All of the Venetia Bay defaults that have been notice by the Trustee remain uncured.

Tuscan Gardens of Palm Coast Bond Financing

Unlike Tuscan Gardens of Venetia Bay, which has been operating for five years as of November 30, 2021 and therefore benefits from an established market presence and stabilized occupancy levels prior to, and now as a recovery from the effects of COVID, Tuscan Gardens of Palm Coast (“TGPC”) and Tuscan Gardens of Delray Beach (“TGDB”) do not benefit from this market presence to the same degree since TGPC was approximately halfway into its leaseup activity when COVID emerged in March 2020, and TGDB had not commenced operations until September 2020.

As of October 1, 2021, Palm Coast was, as a result of the devasting effects of COVID-19, in default of its Bond Financing due to insufficient free cash flow from operations and its resulting inability to pay semi-annual $1,801,025 payment comprised of $1,733,525 interest, and $67,500 principal payments that were due on that date, occupancy requirements, cash on hand requirements, and other performance requirements. It should be noted that the April 1, 2021 TGPC semi-annual payment obligations were previously, on an interest only basis to the holders of Series A and Series B bonds from reserve funds held by US Bank, as Master Trustee, and October 1, 2021 semi-annual interest payment obligations were paid to the holders of Series A bonds only on October 1, 2021, and amounts otherwise due to the holders of Series B, C, and D remain unpaid at this time.

The Master Trustee posted a notice on EMMA on October 1, 2021 outlining the details of all current defaults under the Palm Coast Bond Financing, including inter alia a) Failure of Liquidity Provider to Make Payment to the Liquidity Support Fund, b) Failures to Make Payments Due on Obligations No. 1 (Series A), No. 2 (Series B) and No. 3 (Series C), c) Failure to Make Payment of Interest and Principal on Series B Bonds, d) Failure to Make Payment of Interest and Principal on Series C Bonds, e) Failure to Make Payment of the Fees and Expenses of the Trustee, f) Failure to Restore the Debt Service Reserve Fund, g) Failure to Subordinate One-Half of Manager’s Fee, h) Failure to Meet Days Cash on Hand Requirement, and i) Failure to Meet Occupancy Requirement.

Since the foregoing potential liabilities arise from subsequent events occurring after the issuance of the December 31, 2020 audited financial statements for Tuscan Gardens of Palm Coast Properties, LLC and Tuscan Gardens of Palm Coast Management Company, LLC (collectively the “PC Obligors”) they are not included. Investors should note the following in their review of the PC Obligors December 31, 2020 audited financial statements:

1)	All unpaid interest has been accrued and reflected as current liabilities in each of the PC Obligors’ financial statements.
2)	The Master Trustee has demanded that the PC Obligors replenish the Liquidity Support Fund in an amount equal to $1,550,000.00. As Management of the PC Obligors does not believe this demand is enforceable, no accrual for it has been made in the PC Obligors’ respective financial statements.
3)	As the PC Obligors have no obligation to replenish Debt Service Reserve Funds or other reserves (other than the aforementioned potential liability to replenish the Liquidity Support Fund), no further liability has been reflected.
4)	No claims have been made by the Master Trustee for acceleration or penalties, therefore any assessment of the probability that any such potential claims would be enforceable cannot be determined. Nonetheless, Investors should consider the possibility that the Master Trustee can pursue remedies including the full acceleration of amounts payable under the Bond Financing, and the possibility that such an acceleration, along with default interest to the greatest extent under law could result in a judgment in favor of the Master Trustee and an ensuing impairment, and potential 100% write off of the Company’s investment in the PC Holdco.

This notice further provide a full reservation of rights for i) 50% of the Bondholders to direct the Master Trustee to make a distribution, and ii) exercise its rights and remedies as a consequence of the various defaults, but has neither noticed, nor taken any action under such reservation of rights.

https://emma.msrb.org/P31431369-P31112178-P31523076.pdf

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Should the aforementioned defaults remain uncured, the trustee, subject to prior approval by 50% of the Bondholders, would be fully within its rights to pursue foreclosure of the Palm Coast property, which could ultimately result in the TG Holdco’s loss of the property and the Company’s loss of its investment in Tuscan Gardens of Palm Coast, LLC. While discussions with Bondholders remain constructive, and tantamount to an informal forbearance of their claims for unpaid amounts due under the Bond Payable, investors should note that the Master Trustee has noticed a reservation of the rights of the majority (i.e. 50% of) Bondholders’ to direct the Master Trustee to i) make a distribution from various reserve accounts, and ii) exercise its rights and remedies as a consequence of the various defaults.

While there is no indication that the Bondholders wish to pursue foreclosure or take any action under such reservation of rights against the Obligated Group, investors should note that this remains a possibility and in the event of a foreclosure could ultimately result in the TG Holdco’s loss of the property and the Company’s loss of its investment in Tuscan Gardens of Palm Coast, LLC.

Prospective investors are encouraged to read the more detailed disclosures as additional information published by the Obligated Group on EMMA regarding various operational and financial matters relative to the Palm Coast Bondholders (https://emma.msrb.org/IssueView/Details/ER380611).

The terms of the Palm Coast Bond Financing provide the Master Trustee with various rights, including the ability to foreclose on and liquidate the property, there has been no formal or informal indication of such an intent. As such Management believes that the Master Trustee is operating under an informal forbearance, and that controlling bondholders share Management’s view that the ongoing improvement to operations, and potential for a HUD or other refinancing of the Palm Coast Bond Financing represents the best opportunity for bondholder repayment.

Since the foregoing amounts due are obligations of the Palm Coast’s TG Holdco, not the Company, and the Company does not produce combined nor consolidated financial statements, they are not reflected in Company financial statements, but are reflected in TG Holdco Balance Sheets under Bond Payable.

Management continues to explore opportunities for alternative financing at lower interest rates with money center banks and other capital sources, but at this time has yet to reach any definitive terms. While management believes that this refunding may be possible in the event that Palm Coast occupancy and free cash flow generation were to improve, there is little prospect of refinancing prior to 2023, and until and unless completed investors should use current Palm Coast Bond Financing obligations for any determination of the PC Holdco’s ability to fund distributions to the Company under its preferred membership investment in the PC Holdco.

All of the Palm Coast defaults that have been notice by the Trustee remain uncured.

Tuscan Gardens of Delray Beach Bond Financing

Despite the challenges of opening during the impact of COVID, TGDB continues to fare well as evidenced by its October 27, 2021 filing of financial statements for the month and nine-months’ year to date ending September 30, 2021, indicating a much reduced net operating income (loss) of ($26,948). https://emma.msrb.org/P21503205-P21163478-P21578483.pdf As such, all discussions with TGDB bondholders and the Master Trustee have been and remained constructive and oriented to the creation of a modified, more favorable capital structure whereunder the Delray Beach Bond Financing was refunded on December 22, 2021 with the issuance of approximately $52,750,000 of new bonds comprised of i) $42,925,000 SERIES A PALM BEACH COUNTY, FLORIDA SENIOR LIVING FACILITIES REVENUE REFUNDING BONDS (TUSCAN GARDENS OF DELRAY BEACH PROJECT) SERIES 2021A (TAX-EXEMPT), and ii) $9,825,000 SERIES B PALM BEACH COUNTY, FLORIDA SENIOR LIVING FACILITIES REVENUE REFUNDING BONDS (TUSCAN GARDENS OF DELRAY BEACH PROJECT).

The Series A and Series B refunding bonds have initial interest rates of 4.25% and 3.00% respectively,

Under the aforementioned refunding, annual debt service for 2023, 2024, and 2025 would be $1,824,312.52 based on the above reduced interest rates that compare favorably to HUD refinancing, representing a 40%-50% reduction against current obligations for each of these years under the Bond Financing of $3,136,169, $3,701,875, and $3,701,875 respectively. While management believes that this refunding will occur prior to December 31, 2021, investors should note that it remains prospective, and until and unless completed should use current Delray Beach Bond Financing obligations for any determination of the DB Holdco’s ability to fund distributions to the Company under its preferred membership investment in the DB Holdco.

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As TGDB is in its leaseup stage, it continues to rely upon the reserves that were established to pay debt service under the original Bond Financing.

Other than its failure to meet Level 3rd quarter 2021 average occupancy requirements of 47% for the month ending September 30, 2021, having achieved an average of 44% occupancy for the month ending September 30, 2021, representing a delay due to the COVID Delta Variant, TGDB is in compliance with the terms of its Bond Offering. Under the Bond Financing, Under the terms of the Bond Financing, the majority of the Bondholders have the right, but not the obligation to request a plan of action from the Obligated Group, and/or the appointment of a consultant to review the DB Opco operations. At this time there is no indication of the majority of the Bondholders’ desire or intention to exercise either of its foregoing rights.

Prospective investors are encouraged to read the more detailed disclosures as additional information published by the Obligated Group on EMMA regarding various operational and financial matters relative to the Delray Beach Bondholders (https://emma.msrb.org/IssueView/Details/ES391373).

Valuation of the TG Holdcos for purposes of the Merger

The valuation for purposes of the Merger was determined based on an independent third-party appraiser, Oracle Healthcare Advisors (“OHC”) limited use valuation engagement for purposes of financial statement and audit reporting of the projects’ values for the December 2020 Tuscan Gardens Intermediate Fund Inc. (“TGIF Inc”) purchase of preferred membership interests in the TG Holdco and subsequent merger with the Company.

The OHC valuation dated December 21, 2020 valuation concluded the following:

	Venetia Bay	Palm Coast	Delray Beach	Total
As is	31,400,000	31,100,000	32,500,000	95,000,000
Stabilized Year 6	41,495,644	44,500,247	51,096,656	137,092,547

After adjustment for amounts due under the Bond Financing (net of reserves held by the Master Trustee), the value of Preferred Membership Interests in the TG Holdcos were determined by the Company to be:

	Venetia Bay	Palm Coast	Delray Beach	Total
As is	-271,021	-6,451,770	-11,681,568	-18,404,359
Stabilized Year 6	9,824,623	6,948,477	6,915,088	23,688,188

Based on the Company’s discussions with the Company Auditor, the value of the Preferred Membership Interests was determined to be $9,991,000 based on the following considerations:

a)	Current “As is” valuations of $95,000,000 are a reflection of COVID-19 impact and undervalues the assets’ post-COVID future potential value.
b)	Stabilized Year 6 post-COVID real property valuations of $137,092,547 would provide the potential for $23,688,188 Special Dividend upon liquidation and a full recovery of the $19,803,430 initial invested capital.
c)	Due to the current low interest rate environment investors preferred to wait for any recovery of their investment rather than accept a “zero” valuation based on today’s valuations, therefore fair market value would require a more significant consideration to sell their preferred membership interests.
d)	Investors saw the value in converting TG Holdco preferred membership interests into Company preferred shares that offer liquidity, diversification, and greater likelihood of receiving income due to the Company’s potential capital raising ability
e)	As the Bond Financing instruments are secured by real property, and were trading at 50-80 cents; 50% of initial investment preferred membership investment represented the maximum for any subordinate postion(s) such as preferred investors which are not secured by the real property.
f)	The Company, the holders of preferred membership interests in the TG Holdcos, and Tuscan Gardens Intermediate Fund Inc. all concluded that a price of $9,991,000 (comprised of $4,691,000 for Venetia Bay, $3,126,000 for Palm Coast, and $2,174,000 for Delray Beach) which represented 50% of the $19,803,430 initial invested capital, plus the potential to participate in Special Dividends under the Company’s Preferred Shares based on net liquidation proceeds received represented a fair market value for the transaction.
g)	The OHC valuation and fair market value determinations were reviewed by the Company Auditor and disclosed in its unqualified audit opinion of the Company’s December 31, 2021 financial statements.

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Cash Flows from the TG Opcos

The TG Opcos, as the wholly-owned subsidiaries of each of the TG Holdcos, represent the source of any potential operational free cash flow and primary source of any potential dividend by their respective TG Holdco parents to the Company. Investors should note that all TG Opcos are currently in lease-up status, recovering from the effects of the COVID-19 pandemic. As a result the aggregate net operating income from the three communities is, in aggregate approximating operational breakeven (i.e. generating no free cash flow) based on three month period ending September 30, 2021, the results of which are published on EMMA for Tuscan Gardens of Venetia Bay Management Company, LLC (“VB Opco”), Tuscan Gardens of Palm Coast Management Company, LLC (“PC Opco”), and Tuscan Gardens of Delray Beach Management Company, LLC (“DB Opco”), (collectively the “TG Opcos”)

Investors should note that separate financial statements have been provided for the TG Opcos and TG Propcos since they are joint and several Obligors under the senior debt (bond) financing. The Company believes separate, non-consolidated disclosure provides more meaningful and complete information to potential investors due to i) Bondholder requirements to provide separate, not consolidated statements under the various Bond Financings, ii) the ability to review Opco’s ability to generate free cash flow, and iii) the ability of Propco to generate proceeds from an eventual sale of the properties. Nonetheless investors are encouraged to review both the Propco and Opco statements in conjunction with each other to gain a fuller understanding of each Obligated Group’s financial condition and ability to generate free cash flow from Opco’s ongoing operations and/or Propco’s sale or refinancing of its property.

The following table is calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) in terms of Revenue and Operating Expenses, and the non-GAAP measure of Net Operating Income (“NOI”), commonly used for income producing real estate, calculated as Revenue less Operating Expenses. Prospective Investors should note that NOI is a before-tax figure that excludes interest payments on loans, income taxes, depreciation, and amortization. When this metric is used in other industries, it is referred to as “EBITDA,” which under GAAP stands for “earnings before interest, taxes, depreciation and amortization.”

Prospective Investors should note that Net Income or Net Loss disclosures in the TG Holdcos and TG Opcos annual audited financial statements prepared in accordance with GAAP, reflect deductions for interest, taxes, depreciation, and amortization, which are non-operating expenses which are not reflected in NOI. As such, Net Income in accordance with GAAP is substantially less than NOI due to the adjustment to NOI based on the deduction of Interest, Taxes, Depreciation, and Amortization. Reconciliation of NOI to Net Income is summarized as follows:

Line Item	TG Holdco and TG Opco Annual Audited Financial Statements	NOI (Net Operating Income) non-GAAP	Difference
Revenue (A)	Included under both GAAP Net Income and NOI		None
Operating Expenses (B)	Includes depreciation and amortization	Does not include depreciation or amortization	Inclusion of Depreciation and Amortization under GAAP results in higher operating expenses than under NOI calculation
Result (A – B) = C	Income from Operations (NOI less depreciation and amortization)	NOI (Income from Operations plus depreciation and amortization)	Inclusion of Depreciation and Amortization under GAAP results in lower Income from Operations than under NOI calculation
Other Income (Expense) (D)	Includes Interest expense Excludes depreciation and amortization (treated as operating expenses)	Includes Interest expense Includes depreciation and amortization (treated as non-operating expenses)	Inclusion of Depreciation and Amortization under GAAP results in lower Other Income (Expense) than under NOI calculation
Net Income (Loss) before tax (C – D)	Same under GAAP and NOI calculations		None
Income Taxes	Disregarded under both methodologies since TG Holdcos and TG Opcos are disregarded entities for tax purposes.		None

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The below table shows the combined monthly results for the three TG Opcos. Investors should note that, as outlined above, NOI/EBITDA does not account for interest payments on loans, income taxes, depreciation, and amortization, which, in aggregate reduce NOI/EBITDA and result in a lower Net Income (Loss) before tax. Investors are encouraged to consult with their accountant should they require a deeper understanding of the above-mentioned GAAP vs. non-GAAP accounting methodologies.

Based on their trailing 12 month average monthly improvements (i.e. average monthly improvements to monthly revenue of $45,059 and NOI/EBITDA of $44,605), while maintaining materially constant expenses during the twelve months from October 2020 through September 2021. Management expects the TG Opcos’ COVID-19 operational improvements to continue and achieve their 2024 objectives of being able to service their debts or refinance their existing Bond Financing with less costly HUD or bank debt.

Month	Revenue	Month Change $	Month Change %	Operating Expenses	Net Operating Income	Month Change $	Month Change %
October-20	$1,046,171			$1,490,809	($444,638)
November-20	$1,058,786	$12,615	1.2%	$1,502,389	($443,603)	$1,035	0.2%
December-20	$1,079,650	$20,864	2.0%	$1,459,308	($379,659)	$63,944	14.4%
January-21	$1,128,961	$49,311	4.6%	$1,478,916	($349,955)	$29,704	7.8%
February-21	$1,122,299	($6,662)	-0.6%	$1,378,878	($256,580)	$93,375	26.7%
March-21	$1,220,547	$98,248	8.8%	$1,402,529	($181,982)	$74,597	29.1%
April-21	$1,237,724	$17,178	1.4%	$1,299,602	($61,878)	$120,105	66.0%
May-21	$1,294,035	$56,310	4.5%	$1,255,447	$38,588	$100,465	162.4%
June-21	$1,465,967	$171,932	13.3%	$1,385,819	$80,148	$41,561	107.7%
July-21	$1,399,383	($66,584)	-4.5%	$1,488,752	($89,370)	($169,518)	(211.5%)
August-21	$1,434,092	$34,709	2.5%	$1,518,026	($83,934)	$5,436	6.1%
September-21	$1,541,823	$107,731	7.5%	$1,495,802	$46,020	$129,954	154.8%

12 month improvement		$495,652	47%	($4,994)		$490,658
Average	$1,271,206	$45,059	3.5%	($416)		$44,605	71.5%

Based on ongoing discussions between the TG Holdcos and their respective bondholders and trustees, and the informal, yet de facto forbearance of TGVB and TGPC bondholders, Management believes that the bondholders are supportive of TG Holdco representations of its ability to meet its debt service obligations or refinance in 2024 as are pursuing that outcome as their most viable option for the restoration of distributions or principal repayment through refinancing.

The Company does not anticipate any distributions on the Company’s investment prior to 2024 at which time the TG Holdco management forecasts indicate they would have the ability to service each of the three TG Holdco’s debts and/or i) refinance the Bond Financing with lower cost debt, or ii) generate liquidity from the sale of one or all of the communities, providing free cash available for distribution to its members, which include the Company as their sole preferred member.

If, and to the extent the TG Holdcos were to declare and pay preferred distributions to the Company, it would be dependent on the TG Holdcos ability to service the obligations of their respective Bond Financing.

Investors should note that Tuscan Gardens Senior Living Communities, Inc. has an interest in each of the consolidated project level TG Holdcos, not individual project TG Propcos or TG Opcos, and that, as such, investors should consider the combined information for each project Propco and Opco net of any project level related party transactions that would eliminate in consolidation (i.e. income earned or rental expense incurred) as a result of the lease between a given project’s Propco and Opco.

INVESTORS SHOULD NOTE THAT NO DISTRIBUTIONS ARE EXPECTED FROM THE TGHOLDOS PRIOR TO 2024, AND THE POTENTIAL FOR DISTRIBUTIONS IS IF, AND TO THE EXTENT THE TG HOLDCOS WERE TO DECLARE AND PAY PREFERRED DISTRIBUTIONS. SINCE THE COMPANY HAS NO CONTROL OVER THE TGHOLDCOS, INVESTORS SHOULD NOTE THAT THE COMPANY HAS NO CONTROL OVER THE DECLARATION OR PAYMENT OF DISTRIBUTIONS BY THE TGHOLDCOS.

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Relationship between the Company and TG Holdcos

As stated above, our key goal is to generate income from the TG Holdco properties once and as they are able to achieve their 2024 objectives. Notwithstanding the foregoing, the Use of Proceeds of this Offering is not intended to provide financial support, nor advance funds to TG Holdco’s to use for debt service or activities associated with refinancing, selling or otherwise monetizing the TG Holdco properties, including Venetia Bay and Palm Coast that are in default.

Additionally, as disclosed in the RISK FACTORS section of this Offering, the Advisor, Sponsor, Manager and other affiliated entities divide their time among the TG Holdco properties and the Company, averaging approximately 20% of their respective time to the Company, and 20% each to the three TG Holdco’s (i.e. Venetia Bay, Palm Coast, and Delray Beach), and 20% to Tuscan Gardens Management Corporation general matters.

TG Holdco Public Filings on EMMA

Monthly unaudited financial statements, annual audited financial statements, and compliance disclosures for the TG Holdcos are available on the Municipal Securities Rulemaking Board (“MSRB”) Electronic Municipal Market Access (“EMMA”) Website for Venetia Bay (https://emma.msrb.org/IssueView/Details/EA357818), Palm Coast (https://emma.msrb.org/IssueView/Details/ER380611), and Delray Beach (https://emma.msrb.org/IssueView/Details/ES391373), respectively. Investors should note that information contained in linked material is not intended to be part of the Offering circular, yet the Company believes that i) all information material to investors has been included in this Offering Circular, and ii) that while linked material is not considered part of the Offering, the Issuer, to the best of its knowledge believes that they are accurate and complete in all material respects.

TG Holdco December 31, 2020 Audited Financial Statements

For purposes of providing a greater understanding of the TG Holdcos’ financial position, the Company has included by way of reference the audited December 31, 2020 and 2019 Holdco financial statements filed with the Municipal Securities Rulemaking Board (“MSRB”) Electronic Municipal Market Access (“EMMA”) links for Tuscan Gardens of Venetia Bay, LLC (https://emma.msrb.org/P31421479-P31105241-P31515597.pdf, https://emma.msrb.org/P31421481-P31105243-P31515598.pdf), Tuscan Gardens of Palm Coast, LLC (https://emma.msrb.org/P21454706-P21129188-P21541373.pdf), and Tuscan Gardens of Delray Beach, LLC (https://emma.msrb.org/P21454871-P21129311-P21541510.pdf). Investors should note that information contained in linked material is not intended to be part of the Offering circular, yet the Company believes that i) all information material to investors has been included in this Offering Circular, and ii) that while linked material is not considered part of the Offering, the Issuer, to the best of its knowledge believes that they are accurate and complete in all material respects.

The Company has no employees that receive compensation.

As the Company has insufficient liquidity and capital reserves for its investment strategy and growth plans, it will rely entirely on the proceeds from this Offering for the necessary liquidity and capital reserves.

ITEM 3. DIRECTORS AND OFFICERS

The following table sets forth information about our executive officers and directors.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Below the Company provides information regarding the executive officers and significant employees of the Company. The Company does not have any other employees at this time as it relies on Company Affiliates to provide Asset Management under the Asset Management Agreement, Advisory Services under the Advisory Agreement, and other Company Affiliates to provide all administrative and other services to the Company at fair market value.

(a)	Directors, Executive Officers and Significant Employees of the Company

Name	Age	Title	Term of OfficeNote 1	Approximate Hours Per Week
Larry Pino, Esq.	70	Director, President and Chief Executive Officer	July 2018	20
William N. Johnston	60	Director, Secretary Treasurer, Chief Investment Officer and Chief Financial Officer	July 2018	20
Christopher P. Young	63	Director, Chief Development Officer	July 2018	20

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Note 1 – The Company expects each Executive Officer to continue in the same capacity as their predecessor Company Affiliate roles outlined below, not all Company Executive Officers will be focused on all aspects of the Company’s business initiatives, but will rather focus on specific business initiatives in accordance with their area(s) of expertise.

Prior service with a Tuscan Gardens Management Corporation, a Company Affiliate:

Name	Age	Title	Term of Office
Larry Pino, Esq.	70	Chief Executive Officer	January 2012
William N. Johnston	60	Chief Investment Officer and Chief Financial Officer	January 2015
Christopher P. Young	63	Chief Development Officer	January 2015

(b)	Family relationships.

None

(c)	Business experience.

The Company’s Management, each of which reside in Orlando, Florida, has experience in the finance, development and acquisition of senior living projects, commercial mixed use projects, shopping centers, office buildings, and single and multi-family residential properties. Management has also been involved in the formation, development, and growth of companies in the healthcare, finance, and insurance industries. The following are Management’s biographies:

Larry Pino, Esquire, Chairman and CEO. Mr. Pino is responsible for establishing the overall strategic of the Company and ensuring that the Company achieves its financial and operational goals and objectives. Prior to founding the company, Mr. Pino was the Founder and CEO of a private equity development and management company focused on starting, developing and growing business enterprises. He has served as Chairman or Board Member for many of those investments. By background, Mr. Pino is a commercial litigation attorney specializing in business and investment law. He graduated with a Bachelor’s Degree from the University of Notre Dame and a J.D. degree from New York University Law School. He has received Certificates of Study from the University of Madrid, L’Alliance Francaise in Paris, and the Centro Linquistico Italiano Dante Alighieri in Rome. Subsequently, he was admitted to practice law and is in good standing as a member of the bars in Florida, New York, and California, as well as in various federal courts across the country. Mr. Pino currently teaches a course as an Adjunct Professor on Rapid Enterprise Development for the Hamilton Holt School at Rollins College in Winter Park, Florida, and he is pursuing a Doctorate in Business Administration at the Warrington College of Business at the University of Florida. In the last thirty years, Mr. Pino has conducted some 5,500 speaking engagements, speaking to over one million people and appearing on 140 radio and television talk shows. Mr. Pino has authored twelve books including among others: Finding Your Niche (Berkley-Putnam Publishing), Finding Your E-Niche, The Desktop Lawyer, Cash In On Cash Flow (Simon & Schuster), and Reinventing Senior Living: The Art of Living With Purpose, Passion & Joy (Impact Publishing). He also co-authored Morphing: Radical Evolution for Revolutionary Times with Dr. Craig McAllaster, retired Acting President Emeritus of Rollins College.

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William N. Johnston, Chief Investment Officer and Chief Financial Officer. In his role, Mr. Johnston provides financial oversight of the Company, and is responsible for institutional investor relations and capital allocation. Over the course of his career, Mr. Johnston has raised and invested more than $1.5 billion of capital in various forms ranging from private equity to structured debt and has multi-sector institutional real estate finance, development, and operations experience. Mr. Johnston’s domestic and international leadership background leading high-growth teams as a strategic partner to Fortune 50 companies brings relevant growth expertise to the Sponsor. Prior to joining the Sponsor, Mr. Johnston served as Chief Investment Officer at Unicorp National Developments, a leading developer of retail, mixed use, and multifamily properties, EVP Corporate Development and Interim Chief Operating Officer at Digital Risk, LLC, where he delivered over $11million of annual operating margin growth through operational improvements and supported the 2012 sale for $175 billion to Mphasis Ltd., (an HP Company), and Chief Operating Officer at Liberty Investment Properties, Inc., where he led national hotel development programs with Goldman Sachs and Angelo Gordon. Mr. Johnston started his public accounting career as a financial modeling specialist and IT systems specialist at PriceWaterhouseCoopers, LLC. He has held various global corporate finance roles which include North American Chief Financial Officer, Managing Director of Global Financial Services and head of North American Real Estate for London-based multinational Tibbett & Britten Group, PLC through the growth of its North American operation from a startup to over 11,000 team members handling $35 billion of goods annually. Mr. Johnston holds an Executive MBA from Harvard University, Master of Accountancy, and Bachelor of Commerce degrees from McGill University. He is a Certified Public Accountant (Illinois) and Chartered Professional Accountant (Canada).

Christopher P. Young, Chief Development Officer. Mr. Young is responsible for the on-time, on-budget delivery of the Company’s development projects. He has previously served as the chief operating officer for a regional senior living developer based in central Florida, where he was in charge of the day-to-day operations of the companies and the development of assisted living division. As chief operating officer, he created the business model for the site acquisition and market penetration criteria. While there, he was responsible for the development of three assisted living facilities with an approximate value of $100 million. He has over thirty years of operational and executive-level experience with small and large corporations, including General Motors and General Dynamics. This experience also includes small and large-scale construction projects, with up to $300 million in total construction cost. Mr. Young earned a Bachelor of Arts degree in administration and pre-law from Michigan State University and is finishing his Master of Science in acquisition and contracts from the University of West Florida. Mr. Young resides in Orlando, Florida.

Compensation of Directors and Executive Officers

To date, our executive officers and directors have not received any cash compensation.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The Company was organized as a Florida Corporation on July 20, 2018. Tuscan Gardens Capital Partners, LLC (the “Sponsor”) a Florida limited liability corporation, is the sole common shareholder having purchased 50,000 Common Shares for a cash consideration of $50,000.00 on August 7, 2018. On December 31, 2020 the Company issued 9,991 Class A Non-Voting Preferred Shares to various shareholders under its Merger with Tuscan Gardens Intermediate Fund, Inc. as disclosed herein.

No other Common Shares or Preferred Shares have been issued.

The following table displays, as of December 31, 2020, the voting and non-voting securities of the Company:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Company Total Voting Power
Common Voting Shares ($1.00 par value)	Tuscan Gardens Capital Partners, LLCNote 1	$50,000.00	100.0%	100.0%
Class A Non-Voting Preferred Shares ($1,000.00 par value)	Various	9,991,000.00	N/A	0.00%
Total		$10,041,000.00		100.00%

Note 1 - Tuscan Gardens Capital Partners, LLC (“Sponsor”) is a Management controlled Company Affiliate.

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ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Asset Manager, Advisor and other Sponsor affiliates (collectively “Company Affiliates”) will be engaged by the Company and its affiliates to perform various value add services for day to day management of the Company including the investment of its assets, the acquisition, development, financing and disposition of properties, and offering placement services. Company Affiliates will receive fees and compensation for such services as described in this section. None of the agreements for such services are the result of arm’s-length negotiations. The Company believes, however, that the terms of such arrangements are reasonable and are comparable to those that could be obtained from unaffiliated entities. The timing and nature of these fees could create a conflict between and among the interests of the Community Manager, Asset Manager, the Advisor, the Sponsor, the Company, and those of the Investors.

Property Management Services to the Company. Tuscan Gardens Management Corporation (“Community Manager”), will be responsible for the day to day operation and management decisions for Company Properties under a community management agreement (“Community Management Agreement”) for each Company Property. Community Management Agreements will provide the Community Manager with a monthly community management fee equal to 5.0% of monthly Company Property revenue, plus reimbursement for various corporate resource costs including accounting, sales & marketing, information technology, and payroll processing.

Asset Manager Services to the Company. In order to ensure the generation of revenue for the Company, ongoing operation of Company Properties will be overseen by an affiliate entity, Tuscan Gardens Senior Living Communities Asset Manager, LLC (“Asset Manager”) pursuant to an agreement between the Asset Manager and the Company (“Asset Management Agreement”). The Company’s strategy is to hire its affiliate, Tuscan Gardens Management Corporation (“Community Manager”) to operate the senior living communities that it builds or acquires, and to leverage the Asset Manager’s expertise and oversight of the Community Manager to ensure operational and financial performance objectives are achieved by the Community Manager.

Advisor Services to the Company. In order to achieve its investment objectives, the Company will engage an advisor to oversee the Company’s acquisitions, developments, financing, and disposition activities including without limitation the negotiation and execution of all agreements pertaining to development, acquisition, financing, and disposition of the Company’s assets. Tuscan Gardens Advisors, LLC (the “Advisor”) will serve as the management and business advisor to the Company pursuant to an advisory agreement with the Company (the “Advisory Agreement”) to advise on all business matters of the Company pursuant to the Advisory Agreement. The Advisor is a wholly-owned, captive affiliate of Tuscan Gardens Management Group, LLC (“TGMG”), a Florida limited liability company, is not a registered investment advisor under the Investment Advisers Act of 1940, and exclusively provides management and business consulting, rather than investment advisory services, to the Company and its majority-owned affiliates which include Tuscan Gardens Senior Living Fund, LLC and Tuscan Gardens Senior Living Income Fund, LLC. TGMG is a real estate private equity company specializing in senior living community development and acquisitions. TGMG’s leadership has over 100 years of collective experience investing in income producing real estate including senior living communities, hospitality, retail, multifamily, industrial, restaurant and other real estate sectors. The Advisor may terminate the Advisory Agreement with or without cause and without penalty, by giving sixty (60) days’ prior written notice to the Company.

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Services performed by Company Affiliates include the following:

Service	Determination of Amount	Estimated Amount
Organization and Offering Stage

Organizational and Offering Expenses	The Company will reimburse the Asset Manager, the Advisor, or Company Affiliates for Organizational and Offering Expenses up to five (5.0%) percent of Maximum Offering Amount. As used herein, “Organizational and Offering Expenses” means any and all costs and expenses, exclusive of the Placement Fee, the Marketing Support Fee, the Dealer Manager Fee, and the Acquisition Fees incurred by the Company, the Asset Manager, the Advisor or any Company Affiliate in connection with the formation, qualification, organization and registration of the Company and the marketing, distribution and issuance of Preferred Shares, including, without limitation, the following: legal, accounting and escrow fees, costs of printing, amending, supplementing, mailing, and distribution costs; filing, registration, and qualification fees and taxes; personnel costs associated with processing Investor subscriptions, the preparation and dissemination of organizational and Offering documents and sales materials, and the attendance by the Company or Company Affiliates at sales meetings; telecopy and telephone costs, all advertising, promotional and marketing expenses, including the costs related to Investor and broker-dealer sales meetings or events paid or reimbursed by the Company; and bona fide due diligence expenses incurred by the Placement Agent and Participating Brokers.	If the Company raises the Maximum Offering Amount, Organizational and Offering Expenses will equal $2,500,000.

18

Service	Determination of Amount	Estimated Amount
Organization and Offering Stage

Reimbursement of Advisor Operating Expenses	The Company will cause each respective Holdco to pay the Advisor and its Affiliates, as applicable, for Advisor’s ongoing operating expenses incurred on behalf of the Company, the Holdcos or their affiliates. These amounts are expected to be funded with working capital reserves established with Offering proceeds prior to such time as the Company receives distributions from the Holdcos in amounts sufficient to pay such operating expenses. These amounts are estimated to be two (2.0%) percent of the Company’s pro rata percentage of total Holdco preferred ownership interests multiplied by Total Project Costs.	As actual amounts are dependent upon the Offering proceeds the Company raises, any leverage it employs, and the costs of the Advisor’s operations, the Company cannot determine these amounts at the present time.

19

Service	Determination of Amount	Estimated Amount
Acquisition and Development Stage

Acquisition Services	The Company will cause each respective Holdco to pay the Advisor acquisition fees (the “Acquisition Fees”) for the selection, purchase, underwriting, financing, development or construction of the Communities equal to three (3.0%) percent of the Company’s pro rata percentage of total Holdco preferred ownership interests multiplied by estimated Total Project Costs, as defined herein, upon the acquisition of each Company Property. In the event the Acquisition Fees are paid to the Advisor in connection with any property that is not ultimately acquired by the Company, such Acquisition Fees shall be promptly repaid by the Advisor to the Company.	As actual amounts are dependent upon the Offering proceeds the Company raises, any leverage it employs, and the Total Project Costs of Company Properties, the Company cannot determine these amounts at the present time.

Development Services	The Company relies upon dedicated, affiliated community specific development entities (“Devco”) to achieve on-time, on-budget completion of each Company Property it develops. These Devcos are responsible for the successful engagement with sellers, regulatory officials, and other parties necessary to secure land use entitlements, requisite development approvals and permits, as well as the oversight of general contractors. In consideration for these services, the Company will cause each respective Propco to pay the applicable Developer Entity a site development fee in an amount equal to five (5.0%) to seven (7.0%) percent of Total Project Costs (including financing costs and interest expense, pre-opening operating expenses and working capital reserves) for design and development services. Upon commencement of construction at each site, or sooner as provided for under the applicable development agreement between each respective Propco and the applicable Developer Entity, an amount not to exceed seventy-five (75%) percent of this fee will be due and payable for the respective Company Property, with the balance paid in installments over the projected site construction period, which is typically eighteen (18) to twenty-four (24) months, subject to any additional lender requirements.	As actual amounts are dependent upon the Offering proceeds the Company raises, any leverage it employs, and the Total Project Costs of Company Properties, the Company cannot determine these amounts at the present time.

20

Service	Determination of Amount	Estimated Amount
Acquisition and Development Stage

Asset Manager Acquisition Expenses	The Company will reimburse the Asset Manager for actual expenses incurred in connection with the selection or acquisition of an investment, whether or not it ultimately acquires the investment.	As actual amounts are dependent upon the Offering proceeds the Company raises, any leverage it employs, and the costs and frequency of the Asset Manager’s selection or acquisition of investments, the Company cannot determine these amounts at the present time.

Financial Guarantee	The Company will cause each respective Holdco to pay the Advisor, on a monthly basis, an annual Guarantee Fee (the “Financial Guarantee Fee”) equal to three quarters of one (0.75%) percent of guaranteed amounts under total aggregate financing (“Guaranteed Amount”) for each Company Property for which Advisor or its affiliates provide financial or carve-out guarantees. The Company will pay the Advisor the Financial Guarantee Fee earned with respect to the Guaranteed Amount upon the execution of guarantees by Advisor or its affiliates at each Company Property. In the event the Financial Guarantee Fee is paid to the Advisor in connection with any Company Property that is not ultimately developed or acquired by the Company, such Financial Guarantee Fee shall be promptly repaid by the Advisor to the Company. These amounts are expected to be funded with working capital reserves established with Net Proceeds prior to such time as the Company receives distributions from the Holdcos in amounts sufficient to pay such fees.	As actual amounts are dependent upon the Offering proceeds the Company raises, any leverage it employs, the Total Project Costs of Company Properties, and the frequency and magnitude of lender requirements for financial guarantees, the Company cannot determine these amounts at the present time.

21

Service	Determination of Amount	Estimated Amount
Operational Stage

Asset Management	The Asset Manager is responsible for the oversight of day to day Company Property management decisions by the Community Manager pursuant to an agreement between the Asset Manager and the Company (“Asset Management Agreement”). Under the Asset Management Agreement, the Company will pay the Asset Manager, on a monthly basis, an annual Asset Management Fee (the “Asset Management Fee”) equal to two (2.0%) percent of Gross Assets under management. In the event the Asset Management Fee is paid to the Asset Manager in connection with any community that is not ultimately acquired by the Company, such Asset Management Fee shall be promptly repaid by the Asset Manager to the Company. These amounts are expected to be funded with working capital reserves established with Net Offering Proceeds prior to such time as the Company receives distributions from the Holdcos in amounts sufficient to pay such fees.	As actual amounts are dependent upon the Offering proceeds the Company raises, any leverage it employs, and the costs and frequency of the Asset Manager’s selection or acquisition of investments, the Company cannot determine these amounts at the present time.

22

Service	Determination of Amount	Estimated Amount
Operational Stage

Disposition Services	The Company will cause each respective Holdco to pay the Advisor disposition fees (the “Disposition Fees”) for the disposition, recapitalization, or sale of Communities equal to three (3.0%) percent of the Company’s pro rata percentage of total Holdco preferred ownership interests multiplied by the actual selling price or recapitalized amount, as defined herein, upon the sale or recapitalization of each Company Property. In the event the Disposition Fees are paid to the Advisor in connection with any Company Property that is not ultimately sold or recapitalized by the Company, such Disposition Fees shall be promptly repaid by the Advisor to the Company.	As actual amounts are dependent upon the Offering proceeds the Company raises, any leverage it employs, the frequency and magnitude of dispositions of Company Properties, the Company cannot determine these amounts at the present time.

Conflicts of Interest

There are conflicts of interest between and among the Company, the Asset Manager, the Advisor, the Sponsor, the Development Entities, and other Company Affiliates. Asset Manager and Advisor may provide services to other affiliate companies in addition to the Company. All of the agreements and arrangements between Company Affiliates and the Company, including those related to compensation, are not the result of arm’s-length negotiations. The Company will try to balance the interests of Company Affiliates with the interests of the Company. However, to the extent that the Company takes actions that are more favorable to Company Affiliates than the Company, these actions could have a negative impact on the Company’s financial performance and, consequently, on the dividends to holders of Preferred Shares and the value of those securities. The Company has not adopted, and does not intend to adopt in the future, either a conflicts of interest policy or a conflicts resolution policy.

The Company relies on key real estate professionals, including Larry Pino, William N. Johnston, and Christopher P. Young (collectively “Management”), for the day-to-day operation of its business. As a result of their interests in other Company Affiliates, their obligations to other investors, and the fact that they engage in and will continue to engage in other business activities on behalf of themselves and others, Management will face conflicts of interest in allocating their time among us, the Asset Manager, the Advisor, other Company Affiliates, and other business activities in which they are involved. However, the Company believes that the Asset Manager, Advisor, and their respective affiliates have sufficient real estate professionals to fully discharge their responsibilities to the Company.

There are no other material relationships or related party transactions.

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ITEM 6. OTHER INFORMATION

None.

24

ITEM 7. FINANCIAL STATEMENT

TUSCAN GARDENS SENIOR LIVING

COMMUNITIES, INC.

Financial Statements

and

Independent Auditor’s Report

December 31, 2021 and 2020

25

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

F-1

INDEPENDENT AUDITOR’S REPORT

To the Shareholders

Tuscan Gardens Senior Living Communities, Inc.

Opinion

We have audited the accompanying financial statements of Tuscan Gardens Senior Living Communities, Inc. (a Florida Corporation), which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations and changes in equity and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tuscan Gardens Senior Living Communities, Inc. as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Tuscan Gardens Senior Living Communities, Inc. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Tuscan Gardens Senior Living Communities, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

F-2

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•       Exercise professional judgment and maintain professional skepticism throughout the audit.

•       Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•       Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Tuscan Gardens Senior Living Communities, Inc.’s internal control. Accordingly, no such opinion is expressed.

•       Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•       Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Tuscan Gardens Senior Living Communities, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Orlando, Florida

March 29, 2022

F-3

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

BALANCE SHEETS

DECEMBER 31, 2021 AND 2020

ASSETS
	2021	2020
CURRENT ASSETS
Cash	$49,790	$50,000

CAPITALIZED EQUITY ISSUANCE COSTS (NOTE 4)	345,594	-
PREFERRED STOCK INTEREST (NOTE 3)	9,991,000	9,991,000
TOTAL ASSETS	$10,386,384	$10,041,000

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$339,097	$-
Due to related party	6,497	-
TOTAL LIABILITIES	345,594	-

EQUITY
Common shares ($1 par value) -
50,000 shares authorized, issued and outstanding	50,000	50,000
Class A non-voting preferred shares ($1,000 par value) -
75,000 authorized, 9,991 issued and outstanding	9,991,000	9,991,000
Accumulated Deficit	(210)	-

TOTAL EQUITY	10,040,790	10,041,000

TOTAL LIABILITIES AND EQUITY	$10,386,384	$10,041,000

See accompanying notes to financial statements.

F-4

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

STATEMENTS OF OPERATIONS AND CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020
REVENUE
Revenues	$-	$-

OPERATING EXPENSES
Bank charges	210	-

NET LOSS	(210)	-

EQUITY, BEGINNING OF YEAR	10,041,000	50,000
Issuance of Class A non-voting preferred shares
	-	9,991,000

EQUITY, END OF YEAR	$10,040,790	$10,041,000

See accompanying notes to financial statements.

F-5

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(210)	$-
Adjustments to reconcile net loss to net cash
provided by operating activities:
Accounts payable	339,097
Due to related party	6,497	-

NET CASH PROVIDED BY OPERATING ACTIVITIES	345,384	-

CASH FLOWS FROM FINANCING ACTIVITIES
Capitalized issuance costs	(345,594)	-

DECREASE IN CASH	(210)	-

CASH, BEGINNING OF YEAR	50,000	50,000

CASH, END OF YEAR	$49,790	$50,000

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES

Issuance of Class A non-voting preferred shares in exchange for preferred stock interest (Note 3)	$-	$9,991,000

See accompanying notes to financial statements.

F-6

NOTE 1 – DESCRIPTION OF BUSINESS

Tuscan Gardens Senior Living Communities, Inc. (the “Company”) was organized on July 20, 2019 and is a Florida corporation. The Company was formed to invest in wholly-owned subsidiaries that develop (“Development Projects”), acquire (“Acquisition Projects”), or convert other real estate properties including hotels (“Conversion Projects”) into senior living rental communities ranging from $15,000,000 to $100,000,000 per community. The communities will consist of independent living, assisted living and/or memory care facilities. The Company’s primary focus for purposes of Development Projects will be in Southeastern United States markets, and for purposes of Acquisition Projects and Conversion Projects will be in United States markets that it considers to have favorable risk-return characteristics. The Company, operating through wholly-owned special purpose entities (“SPE”) as real estate owner-operators, intends to create, operate and hold a portfolio of company properties on a long-term basis, with the goal to sell each property after approximately seven years, and ultimately dispose of them to generate capital gains for the Company.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accounting policies of the Company conform to accounting principles generally accepted in the United States of America.

Cash

The Company maintains its cash deposits at a bank. Cash deposits could, at times, exceed federally insured limits. As of December 31, 2021 and 2020, there was no uninsured balance.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

There are no open federal or state tax years under audit. The Financial Accounting Standards Board (“FASB”) issued ASC 740-10, Accounting for Uncertainty in Income Taxes, which prescribed a comprehensive model for how a company should measure, recognize, present, and disclose in its financial statements uncertain tax positions that an organization has taken or expects to take. The Company adopted ASC 740-10 and has not taken any uncertain tax positions that require disclosure in the financial statements.

Fair Value of Financial Instruments

FASB Accounting Standards Codification (“ASC”) 825 clarifies the definition of fair value for financial reporting, establishing a framework for measuring fair value, and requires additional disclosure about the use of fair value measurements in an effort to make the measurement of fair value more consistent and comparable. The carrying amount of cash approximates fair value due to the short maturity of this financial instruments.

NOTE 3 – MERGER AND PREFERRED STOCK INTEREST

On December 31, 2020, the Company entered into a definitive agreement (the “Agreement”) with an affiliated entity, Tuscan Gardens Intermediate Fund, Inc. (the “Fund”) whereby the Company agreed to merge with the Fund by issuing 9,991 Class A non-voting preferred shares ($1,000 par value) for an aggregate consideration of $9,991,000 (the “Exchange Amount”) to the shareholders of the Fund in exchange for their preferred stock interests in the Fund.

F-7

The Agreement involved no outside investors and was not a result of arm’s-length negotiations. The Company believes, however, that the terms of the Agreement are reasonable and are comparable to those that could be obtained from unaffiliated entities. The timing and nature of the Agreement could create a conflict between and among the interests of related parties within the affiliated entities.

NOTE 4 – CAPITALIZED EQUITY ISSUANCE COSTS

During the year ended December 31, 2021, the Company incurred $345,594 in costs related to its initial offering (Note 5). The Company has elected to treat these costs as an intangible asset on the Company’s accompanying balance sheet. As proceeds are generated from the relating capital raise, these costs will be reclassified and offset the proceeds generated.

NOTE 5 – EQUITY

The Company currently has two authorized share classes: common voting shares with $1 par value per share (“Common Shares”) and Class A non-voting preferred shares with $1,000 par value per share (“Preferred Shares”). On August 10, 2019, the Company established an equity basis through this issuance of 50,000 shares of $1 par value Common Shares.

Additionally, as described in Note 3, on December 31, 2020 the Company recorded $9,991,000 of Preferred Shares in exchange for the preferred stock interest received in the Fund.

The Company has made an initial offering (“Offering”) on a “best efforts” basis to raise capital using its Preferred Shares. The Company seeks to raise $65,009,000 from the offering of Preferred Shares.

The Company will seek to pursue Development Projects, Acquisition Projects, and Conversion Projects that have the potential to provide an ongoing income to investors in the Preferred Shares, paid or accrued monthly based on an 8.0% cumulative, non-compounded annual return on $1,000 par value (“Preferred Dividend”), plus potential capital appreciation through additional dividends (“Special Dividends”) based on fifty (50%) percent participation in the net proceeds generated by the Company from the disposition of Company Properties. However, as the Offering is a blind pool and the Company has no track record, there can be no guarantee that such returns can or will be achieved.

The Preferred Shares have no public market and will not be listed on any national securities exchange or on the over-the-counter inter-dealer quotation system. The proposed sale of the Preferred Shares was initially qualified by the SEC on November 25, 2019. The offering became stale on November 24, 2020; however, it will be reactivated as soon as practicable and requalified by the SEC. The new/updated offering shall then terminate December 31, 2022 (“Offering Period”). The Offering Period may be extended or terminated at any time by the Company in its sole discretion. The Preferred Shares are being offered pursuant to Regulation A under the Securities Act of 1933, as amended (“Securities Act”), for Tier 2 offerings. The Preferred Shares will only be issued to purchasers who satisfy the requirements set forth in Regulation A. Funds from this Offering will be made available to the Company immediately. It has previously raised $9,991,000 (Note 3), thus exceeding the minimum required of $2,000,000 excluding sales to Company affiliates (“Minimum Offering Amount”). There are no provisions for the return of funds, as the Minimum Offering Amount has been sold.

NOTE 6 – SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued.

Although, COVID-19 has had a material, adverse effect on the senior living industry, the Company believes that its business plan to invest in wholly-owned subsidiaries that develop, acquire, or convert other real estate properties including hotels into senior living rental communities ranging from $15,000,000 to $100,000,000 per community continues to be sound, based on management’s belief that the industry will continue to see reductions in revenues and increases to operating costs for the foreseeable future, resulting in acquisitions to take the form of value-add or distressed assets, rather than performing assets.

Management believes, as a result, senior living communities are, and will continue to be, under-valued relative to their long-term potential value, and will therefore offer prospective returns.

F-8

ITEM 8. EXHIBITS

Exhibit No.	Exhibit Description
1	DELETED - Managing Broker Dealer Agreement between the Company and Sutter Securities Clearing, LLC filed November 18, 2019 under file File No. 02410945

2A**	Amended and Restated Articles of Incorporation of the Company dated March 1, 2021 filed February 11, 2019

2B**	Bylaws of the Company dated July 20, 2018 filed February 11, 2019

4**	Form of Subscription Agreement filed February 11, 2019

6A(i)**	Advisory Agreement between the Advisor and the Company filed February 11, 2019

6A(ii)**	Asset Management Agreement between the Asset Manager and the Company filed February 11, 2019

6A(iii)**	Definitive Agreement and Plan of Merger with Tuscan Gardens Intermediate Fund, Inc. filed December 31, 2020

8	DELETED - Amended and Restated Escrow Agreement between the Company and Sutter Securities Clearing, LLC filed November 18, 2019 under file File No. 02410945

11(i)**	Consent of Pino Nicholson PLLC to use Legal Opinion filed January 24, 2022

11(ii)*	Consent of Grennan, Fender, Hess & Poparad LLP to use Audit Opinion

12**	Pino Nicholson PLLC Legal Opinion concerning the Issuance of Preferred Shares filed December 15, 2021

* Filed herewith.
** Previously filed.

26

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-K and has duly caused this to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on April 5, 2022.

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

Signed:

By:	/s/ Larry Pino
Name: Larry Pino
Title: Chief Executive Officer and Director

By:	/s/ William N. Johnston
Name: William N. Johnston
Title: Chief Financial Officer and Director

By:	/s/ Christopher P. Young
Name: Christopher P. Young
Title: Director

27